UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 24, 2016

REAL ESTATE CONTACTS, INC.
(Exact name of registrant as specified in its charter)

Florida	000-54845	59-3800845
(state or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8955 U.S. Highway 301 N., No. 192 Parrish, Florida		34219
(address of principal executive offices)		(zip code)

(724) 656-8886
(registrant’s telephone number, including area code)

Not Applicable
(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8—Other Events

Item 8.01.  Other Events

On January 14, 2016, we filed a Form 8-K to report that we had filed Articles of Amendment with the Secretary of State of Florida decreasing the authorized capital of the Company from One Billion Five Hundred Million (1,500,000,000) Shares to One Million One Hundred Forty-Nine Thousand Nine Hundred (1,149,900) shares (a 1 for 10,000 reverse stock split). The effective date of the reverse split was February 15, 2016.

The Stock Split was approved by the Board of Directors in the best interests of the Company and based upon consideration of certain factors including, but not limited to, current trading price of the Company's shares of common stock on the OTC Markets and potential to increase the marketability and liquidity of the Company's common stock.

Filing the Amendment with the state prior to filing FINRA’s Issuer Company-Related Action Notification Form is required by FINRA, as a copy of the amendment showing the reverse split is required to be submitted to FINRA with the Issuer Company-Related Action Notification Form.

 On March 24, 2016, we were advised by FINRA that our 1 for 10,000 reverse stock split would not be processed by FINRA.  A copy of the FINRA's correspondence is filed herewith as "Exhibit 99.1".

By not processing the reverse stock split, quotations appearing on the Bulletin Board and the Pink Sheets do not reflect the 1 for 10,000 reverse split which occurred on February 15, 2016. Accordingly, caution should be exercised by purchasers, sellers, and broker-dealers buying, selling or trading our common stock.

As stated in the attached letter, FINRA  based its unwillingness to process the reverse stock split pursuant to Rule 6490(d)(3)(3) of the FINRA Manual which provides that FINRA does not have to process the reverse stock split because FINRA has “actual knowledge” that we, persons associated with us, our officers, our directors, our transfer agent, our legal advisor, our promoters or other persons connected to us “are the subject of a pending, adjudicated or settled regulatory action or investigation by a federal, state or foreign regulatory agency, or a self-regulatory organization or a civil or criminal action related to fraud or securities laws violations.”

FINRA goes on to describe the actions of John M. Fife.   Fife was the subject of a Securities and Exchange Commission (“SEC”) Administrative Proceeding in August 2007, in which the SEC alleged that Fife and Clarion Management, LLC (for which Fife was the sole member) engaged in a fraudulent scheme to purchase variable annuity contracts in order to engage in market timing. The matter was settled resulting in Fife being “barred from association with any investment adviser, with the right to reapply for association after 18 months to the appropriate self-regulatory organization, or if there is none, to the Commission.” (See SEC Litigation Release No. 20250/August 21, 2007; In the Matter of John M. Fife, Administrative Proceeding IA-2636.)

Our officers, directors, transfer agent, and legal advisor, had no knowledge of the foregoing actions of Fife who is the sole shareholder of JFV Holdings, Inc., which is the sole shareholder of Red Cliffs Investments Inc., which is the Manager of Typenex Co-Investment, LLC (“Typenex”). The Company borrowed money from Typenex pursuant to a convertible promissory note (the “Note”) as reported by Typenex in its Schedule 13G, which it filed with the SEC on August 14, 2013. Thereafter, Typenex filed amendments to the Schedule 13G as required by the SEC. Accordingly, our “relationship” with Typenex is one of debtor/creditor and issuer/shareholder.  A review of SEC’s EDGAR website indicates that Typenex has been compliant with its SEC reporting obligations as a person who is directly or indirectly the beneficial owner of more than 5 percent of REAC stock.  Accordingly, we believe that FINRA's actions are capricious and erroneous and as such without any basis in law.

While FINRA claims that the decision to not process the 1 for 10,000 reverse stock split is necessary for the protection of investors, the public interest, and to maintain fair and orderly markets, it is our position that FINRA's refusal to process the action results in just the opposite.  The refusal by FINRA misleads the public in general about the price of our common stock.  During the period between January 14, 2016, when the reverse split was reported on EDGAR, and today, the date of filing this report, any trading in our stock by investors has likely been based upon the news of the 1 for 10,000 reverse split.  Thus, FINRA’s denial of the request could actually act against those investors, in direct opposition to FINRA’s claim of protection.

We do not intend to appeal FINRA's decision, because, there is no assurance that the decision would be reversed; in fact it is not likely the decision would be reversed.  Nonetheless, it is our position that the 1 for 10,000 reverse stock-split was made in compliance with Florida law and became effective on February 15, 2016.   We assert that FINRA's decision not to process the same was arbitrary, capricious, an abuse of discretion, and contrary to the law.

We advise the public and all broker-dealers that quotations appearing on the Bulletin Board and the OTC Pink Sheets do not reflect the reverse stock split and our actual capital structure as a result of FINRA's decision not to process the same.

Section 9—Financial Statements and Exhibits.

Item 9.01. Financial Statements and Exhibits.

a.

None

b.

Exhibits

NUMBER	EXHIBIT
99.1	FINRA Correspondence dated March 24, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

REAL ESTATE CONTACTS, INC.

Date: March 28, 2016	/s/ Robert DeAngelis
Robert DeAngelis
Chief Executive Officer

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